As filed with the Securities and Exchange Commission on September 14, 2018	Registration No. 333-186074

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANCORP

(exact name of registrant as specified in its charter)

Indiana	80-0694246
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

92 Walnut Street

Lawrenceburg, Indiana 47025

(812) 537-4822

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

United Community Bancorp 2006 Equity Incentive Plan

(Full Title of the Plan)

Copies to:

Dennis G. Shaffer Civista Bancshares, Inc. 100 East Water Street Sandusky, Ohio 44870 (419) 625-4121	M. Patricia Oliver, Esq. Tucker Ellis LLP 950 Main Avenue, Suite 1100 Cleveland, Ohio 44113 (216) 592-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on January 17, 2013 by United Community Bancorp, an Indiana corporation (“United Community Bancorp”):

Registration Statement on Form S-8, File No. 333-186074, registering 289,185 shares of common stock, par value $0.01 per share, for issuance under the United Community Bancorp 2006 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of March 11, 2018, by and between Civista Bancshares, Inc. ("Civista"), Civista Bank, United Community Bancorp and United Community Bank, United Community Bancorp will be acquired by Civista. The acquisition will be accomplished by the merger of United Community Bancorp with and into Civista (the “Merger”), which will become effective at 5:01 p.m. on September 14, 2018.

In connection with the Merger, United Community Bancorp is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, United Community hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, United Community Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Lawrenceburg, State of Indiana on September 14, 2018.

UNITED COMMUNITY BANCORP By: /s/ Elmer G. McLaughlin Elmer G. McLaughlin President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.